Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT is made and entered into as of the 5th day of October, 2011, and shall be effective November 1, 2011, by and between FCID MEDICAL, INC., INC., a Florida corporation ("Manager"), and FIRST CHOICE MEDICAL GROUP OF BREVARD, LLC, a Delaware limited liability company authorized to do business in Florida ("Practice").

W I T N E S S E T H:

WHEREAS, Manager is in the business of managing medical practices; and

WHEREAS, Practice is in the business of operating a group medical practice through which physician services and medical direction are rendered by employed or contracted Physicians (as defined below) and Physician Extenders (as defined below); and

WHEREAS, Practice provides physician care and medical direction for its patients; and

WHEREAS, Practice desires to engage Manager to manage the medical practice of Practice, all in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which are deemed to be an integral part of this Agreement and not mere recitals, and the mutual promises, covenants, and agreements contained in this Agreement, and other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, intending to be legally bound, the parties do hereby agree as follows:

1.           DEFINED TERMS.  For purposes of this Agreement, the following definitions shall apply:

1.1           "Affiliate" shall mean, with respect to any Person (as defined below): (a) any entity which directly or indirectly controls, is controlled by, or is under common control with such Person or any subsidiary of such Person (i.e., more than 50% of the voting stock or other voting or equity interests is owned by the Person), or (b) any individual who is a director, officer or partner of such Person or any subsidiary of such Person.  For purposes of this definition, "control" means the possession, directly or indirectly, of the power to (x) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise, and either alone or in conjunction with others or any group.

1.2           "Agreement" shall mean this Management Services Agreement between Manager and Practice, as the same may be amended or modified from time to time in accordance with its terms.

1.3           "EBITDA" shall mean the amount equal to Practice's earnings from operations from the applicable measurement period before interest, taxes, depreciation and amortization as determined in accordance with GAAP as consistently applied in the same manner as historically done and without allocation of costs from Manager's operations in a manner not previously done without Practice's consent which shall not be unreasonably withheld or delayed; provided, however, certain unique and nonrecurring events that cause a material change to the historical calculation of EBITDA should, to the maximum extent possible, be addressed by the parties as to preserve the underlying economic and financial arrangements between Practice, on the one hand, and Manager, on the other hand.

1.4           "Effective Date" shall mean the date set forth in the introductory paragraph of this Agreement as the date on which this Agreement is to become effective between Manager and Practice.

1.5           "GAAP" shall mean U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board, which are applicable to the circumstances as of the date of determination.  For purposes of this Agreement, when GAAP permits the use of alternative accounting methods, the choice of methods acceptable under GAAP shall be applied in a manner consistent with the historic practices used by the Person to which the term applies.

1.6           "Gross Revenues" shall mean all revenues whatsoever of Practice, determined on an accrual basis in accordance with GAAP, including the following: (a) revenues, income, and fees from the rendition of medical care to patients or other Persons (whether earned on a non-discounted fee-for-service basis, on a net basis which gives effect to applicable discounts, or on a capitation or other prepaid or risk-sharing basis), including all hospital incentive funds and funds from shared risk pools under any risk-sharing arrangements wherein Practice is a provider of professional medical services, and all facility fees or similar charges which Practice is permitted to make in connection with the provision of medical services from a Practice Location (as defined below); (b) honoraria actually received by Practice for participating in seminars, institutes and meetings; (c) grants, fees and other payments actually received by Practice in connection with basic or clinical research; (d) consulting or medical director fees actually received by Practice for such services rendered by its Physicians; (e) royalties or other amounts actually received by Practice under agreements relating to drug studies, development of technology or research; (f) fees and payments actually received by Practice for workers' compensation evaluations, independent medical examinations, depositions, and other judicial or administrative proceedings or appearances; (g) all coordination of benefits, patient co-payments or deductibles and third-party liability recoveries; (h) any other activities involving the provision of health care services of any kind; and (i) any non-operating income earned by Practice.  Notwithstanding the foregoing, "Gross Revenues" shall not include: (y) honoraria actually received by any Physician or Physician Extender for individually participating on his or her own time in seminars, institutes, and meetings, for writing a published item, or for acting as an expert witness, subject to Section 3.18 of this Agreement, and (z) interest on funds swept from a Practice Account (as defined below) pursuant to Section 3.12 of this Agreement.

1.7           "Law" shall mean any law, statute, ordinance, regulation, rule, code, order, consent decree, settlement agreement, and governmental requirement (including any ruling or requirement having the effect of law that is applicable to Practice, Manager, or their respective Affiliates), and any official interpretation of any of the foregoing, of any federal, state or local government and any other governmental department or agency or any regulatory agency, and any judgment, decision, decree, writ, injunction, award, ruling or order of any court or governmental agency, department or authority or any regulatory agency, or any applicable physician self-governing organization whose pronouncements are binding upon the Physicians affiliated with Practice.

1.8           "Medical Director" shall mean the Physician who is retained by Practice and is designated as the Medical Director to be responsible for coordinating and managing the effective professional medical services of the Physicians and Physician Extenders, and other matters relating to the Practice, subject to the Manager's consent, which shall not be unreasonably withheld or delayed.

1.9           "Net Collections" shall mean the amount remaining after deducting from collected Gross Revenues all appropriate refunds to patients and third party Payors and all similar adjustments.

1.10           "Manager Account" shall mean any bank account in the name of and owned by Manager.

1.11           "Payor" shall mean any health maintenance organization, preferred provider organization, exclusive provider organization, insurance company, self-insurance fund, self-insured employer, third party administrator, the Medicare and Medicaid Programs, or any other person or entity which provides and pays the cost of health care coverage to patients on the basis of an established contract or program utilizing managed care concepts, on the basis of an established contract or program utilizing indemnity concepts, or on the basis of direct payment by the patient, and which has entered into a Payor Agreement for the use of Physicians and Physician Extenders to provide physician care and medical direction to the patients covered under a contract with the applicable Payor.

1.12           "Payor Contract" shall mean an agreement between a Payor and Manager or between a Payor and Practice (or between a Payor and the physicians employed by Practice under circumstances in which a Payor requires the agreement to be directly with a physician or physician group), pursuant to which the Practice or the Physicians agree to provide, as the case may be, physician care, medical direction, and other non-health care services, including for example, utilization review and quality assurance programs, for patients covered under a contract with the applicable Payor.

1.13           "Person(s)" shall mean any natural person, corporation, partnership, limited liability company, or other business structure or entity recognized as a separate legal entity.

1.14           "Practice Account" shall mean any bank account in the name of and owned by Practice.

1.15           "Practice Expenses" shall mean all reasonable expenses incurred by Practice in performing its obligations hereunder, including, but not limited to, any salaries, payroll taxes, bonuses, and other amounts payable under Physician Employment Agreements or payable to Physician Extenders, as well as other customary expenses incurred in the employment of or contracting with Physicians necessary to meet Practice's obligations, expenses incurred in connection with Practice's rendering of or participation in outcome and related studies, and expenses relating to educational efforts by Practice.  The compensation payable to Physicians and Physician Extenders shall be proposed to Practice by Manager, and one or more representatives from Manager shall be invited to attend Practice Board of Directors meetings at which such compensation is discussed.  In addition, as necessary to comply with applicable law and regulations, the costs and expenses related to the marketing services and managed care contracting services described in Sections 3.18 and 3.19, respectively (together, the "Practice Performed Services"), shall be borne by Practice.  In practice Manager shall pay the costs and expenses related to the Practice Performed Services and then charge back such costs and expenses to Practice's books, and the Practice Performed Services shall be treated by the parties similar to the treatment of the Physician compensation and benefits.

1.16           "Physician" shall mean an allopathic or osteopathic physician who is licensed or otherwise authorized to provide physician services under the laws of the State of Florida, and who is either employed by or contracts with Practice to provide physician services as part of the Practice.

1.17           "Physician Employment Agreement(s)" shall mean any Employment Agreement between Practice and any Physician employed by Practice.

1.18           "Physician Extender" shall mean a physician assistant, an advanced or specialized nurse practitioner or any other person who is licensed or otherwise authorized to provide certain health care services under the laws of the State of Florida, and who is either employed by or contracts with Practice to provide health care services as part of the Practice.

1.19           "Practice" shall mean the multi-site group medical practice operated by Practice through its employed and contracted Physicians and Physician Extenders.

1.20           "Practice Assets" shall mean (i) the equipment, furniture, and fixtures that are owned or leased from time to time by Manager and are determined by Manager to be necessary or desirable to facilitate the provision of medical health care services to patients by Physicians and Physician Extenders in the Practice, (ii) all computer software (to the extent owned by Manager and assignable) and hardware (and related manuals and paper copies related thereto) that are utilized in connection with the management of Practice and its medical and business operations and electronic medical records, (iii) those CBO (as defined in Section 4.4(b) below) assets that are owned or leased from time to time by Manager and allocated to the billing, collection, and operations of the Practice, (iv) Practice Supplies, (iv) all real estate leases with respect to personal and real property that are utilized in connection with the Practice, (vi) contracts with vendors related to the Practice, and (vii) other assets, if any, specifically associated with, and used by Manager in, the management and administration of the Practice.

1.21           "Practice Budgets" shall mean the annual operating and capital budgets prepared in good faith by Manager, in consultation with Practice, and reflecting in reasonable detail the anticipated Gross Revenue, Net Collections, Practice Expenses and expenses of Manager, and sources and uses of capital for growth in the Practice.

1.22           "Practice Location" shall mean any improved real property which is owned or leased from time to time by Manager and provided to Practice under this Agreement, at which Physicians and Physician Extenders render health care services to patients.

1.23           "Practice Supplies" shall mean medical, office, and other supplies that are obtained by Manager for use in the operation of the Practice.

2.           APPOINTMENT.  Practice hereby appoints and engages Manager as Practice's sole and exclusive business manager, and Manager accepts such appointment and engagement on and subject to the terms and conditions set forth in this Agreement.  Subject to the limitations and conditions set forth in this Agreement, Manager, in its capacity as the business manager of Practice, shall have the authority and responsibility to manage the business operations of the Practice on behalf of and for the account of Practice, to provide such Practice Locations, Practice Assets and Practice Supplies and to prepare Practice Budgets (jointly with Practice) for the operation of the group medical practice as described in Section 4 of this Agreement, and to take all actions related thereto.  Notwithstanding such appointment and engagement, Practice retains authority and control over the medical aspects of the Practice to the extent the same constitute the practice of medicine, including all diagnosis, treatment, operation or prescription for any human disease, pain, injury, deformity or other physical or mental condition, as well as all ethical determinations with respect to individual patients which are required by applicable Law to be decided by a Physician or Physician Extender.

3.           PROVISION OF MEDICAL SERVICES BY PRACTICE.  Practice shall operate the Practice during the term of this Agreement as a medical practice.  Practice shall use its best efforts to maintain at least the scope and level of services and the quality of medical practice and services provided by Practice prior to the Effective Date, and to promote and grow the Practice.  Without limiting the generality of the foregoing, Practice covenants to perform the following during the term of this Agreement:

3.1           Physicians.  Practice shall have the sole authority to hire, supervise, evaluate, suspend and terminate all employed or contracted Physicians; provided, however, that the number of Physicians employed by Practice shall be in accordance with the annual Practice Budgets, and provided further, that Practice shall staff each Practice Location with such number and subspecialty of Physicians as are jointly determined by Practice and Manager to be necessary in connection with the efficient operation of the Practice.  The Physicians shall provide full and prompt medical coverage, either on-site or through "on call" coverage, as appropriate, twenty-four (24) hours per day, seven (7) days per week, including holidays.  The Physicians may be employees or independent contractors of Practice; provided that the affiliation of each Physician with Practice shall be such as will allow the Physician to reassign all Medicare and Medicaid reimbursements to Practice under applicable Law.  In addition, Practice shall ensure that each Physician shall:

(a)           maintain an unrestricted license to practice medicine in the State of Florida;

(b)           maintain a Federal Drug Enforcement Administration number without restrictions, to the extent necessary for his or her practice;

(c)           be certified (or eligible) by the American Board of Medical Specialties;

(d)           maintain such hospital medical staff memberships and clinical privileges appropriate to the Practice.  and, if applicable, to his or her subspecialty, as are determined by Practice, in consultation with Manager, to be sufficient, taken as a whole, for the efficient operation of the Practice and to meet the coverage requirements of the various Payor Contracts (in connection with the foregoing, Practice will use its best efforts to ensure that its Physicians obtain and maintain hospital medical staff memberships and clinical privileges at all hospitals at which such Physicians were on staff on the Effective Date);

(e)           perform the practice of medicine at the Practice Locations in accordance with all applicable Laws, and with prevailing standards of care and as required by all Payor Contracts;

(f)           maintain his or her skills through continuing education and training;

(g)           maintain eligibility for insurance under the professional liability policy or policies carried by Practice; and

(h)           satisfy such other requirements as are reasonably requested by Practice, in consultation with Manager.

3.2           Physician Extenders.  Practice shall have the sole authority to hire, supervise, evaluate, suspend and terminate all employed or contracted Physician Extenders; provided, however, that the number of such Physician Extenders shall be determined in accordance with the annual Practice Budgets.

3.3           Employment Agreements.  Practice shall enforce the terms of its Physician Employment Agreements and any employment agreements with Physician Extenders, including any restrictive covenants contained therein.

3.4           Subcontracting.  Practice shall provide with its own employees all Physician medical services required in connection with the operation of all Practice Locations and will subcontract to third parties only those Physician medical services which Practice, because of lack of medical expertise or capacity, cannot perform itself.  To the extent that Practice determines to subcontract any medical services in accordance with this Paragraph 3.4, Practice shall inform Manager, and Manager will negotiate such subcontracts on behalf of Practice with third parties and upon terms determined appropriate by Manager and approved by Practice.

3.5           Compensation of Physicians and Physician Extenders; Bonus.  Practice shall be responsible for the payment of all compensation payable to all Physicians and Physician Extenders that are employees or independent contractors of Practice, which compensation will be determined by the Board of Directors of Practice, with the consent of Manager which consent shall not be unreasonably withheld.  The Board of Directors of Practice shall also establish salaries, bonuses and other compensation, including all applicable vacation pay, sick leave, retirement benefits, social security, workers' compensation, health, life or disability insurance or any other employee benefits of any kind or nature within the parameters set forth in the Practice Budgets, and with the consent of Manager which consent shall not be unreasonably withheld; provided, however, that Manager shall manage and implement on behalf of Practice the actions necessary to operate the payroll and compensation system of Practice.  Except with the prior consent of Manager, which shall not be unreasonably withheld, Practice shall not (a) make payment of wages, salary, or other compensation to any Physician or Physician Extender for or with respect to any period to the extent the same would cause the total compensation payments to all Physicians or Physician Extenders, as the case may be, in the applicable annual Practice Budgets for the period to be exceeded, or (b) apply the "savings" during any budget period from the termination of any Physician or Physician Extender to an increase in the compensation payable to other Physicians or Physician Extenders (other than those hired to replace a terminated Person, or except to the extent that Practice determines that other Physicians or Physician Extenders are entitled to an increase in compensation because of increased work load resulting from such termination).

At the end of each fiscal year of Practice or as otherwise agreed, Practice shall be entitled to a bonus calculated and paid in a manner that is as mutually agreed from time to time by the parties.

3.6           Use of Practice Locations and Practice Assets.  Practice shall not use any Practice Location or any Practice Assets or Practice Supplies provided pursuant to this Agreement by Manager for any purpose other than the provision of medical services as contemplated by this Agreement, and purposes incidental thereto.  Practice agrees to comply with all applicable Laws governing and regulating the use of each Practice Location and all Practice Assets, and all applicable contractual requirements relating thereto.

3.7           Payor Contracts.  Practice shall operate, and shall cause its employed and contracted Physicians and Physician Extenders to operate, in compliance with all Payor Contracts, and shall work with Manager to attempt to obtain new Payor Contracts.

3.8           Practice Management.

(a)           Purpose.  Practice, through its Board of Directors (or, at its discretion, through a committee of the Board of Directors), and Manager will meet from time to time to review and make recommendations relating to the day to day clinical and administrative operations of the Practice as a whole, as well as the clinical and administrative operations at each Practice Location, including, without limitation, the following:  evaluating the facilities, technology, equipment, clinical care, and the clinical and administrative personnel; and standardizing, as appropriate, clinical and administrative operations among the various Practice Locations.

(b)           Evaluation of Practice.  Practice and Manager will adopt policies and procedures for reviewing and evaluating the quality of the clinical services provided by Practice and its Physicians and Physician Extenders and their compliance with Section 3 of this Agreement.

(c)           Evaluation of Manager.  Practice and Manager will adopt policies and procedures for reviewing and evaluating the management and administrative services provided by Manager and its compliance with the provisions of Section 4 of this Agreement.

3.9           Peer Review.  Practice shall implement and review on a regular basis, and make modifications thereto to the extent that Practice determines it necessary or appropriate, after consultation with Manager, peer review procedures for the Physicians and Physician Extenders providing services on behalf of the Practice.  Practice shall provide periodic reports to Manager describing the results of such procedures.  Practice shall take, after consultation with Manager, all corrective or other actions reasonably warranted by the information learned from time to time by Practice from such peer review procedures.

3.10           Fee Schedule.  It is the intent of the parties that Practice and Manager shall jointly establish a fee schedule for services, devices, and supplies provided to Practice's patients other than pursuant to a Payor Contract, which fee schedule shall be competitive with the prevailing charges of comparable medical practices in Practice's market area.  Practice's patients shall be charged and billed for all services provided in accordance with the then current fee schedule, unless the charges and reimbursement for any patient is governed by a Payor Contract or applicable Law (in which case services shall be charged and billed in accordance with the terms of such Payor Contract or applicable Law).

3.11           Billing Information and Assignments

.  Practice shall promptly provide Manager with all billing information requested by Manager to enable Manager to bill and collect Practice's charges, and Practice shall procure consents to assignment and reassignment and other approvals and documents necessary to enable Manager to obtain payment or reimbursement from Payors or patients.  Practice shall obtain, with the assistance of Manager, all provider numbers necessary to obtain payment or reimbursement for its services.

3.12           Practice Accounts.  Practice shall maintain one or more Practice Accounts, in the name of and under the tax identification number of Practice, at banks selected by Manager.  Practice shall take such action as is necessary to maintain Manager's authority to make withdrawals from and deposits into each Practice Account.  Practice shall not maintain any bank account for cash deposits that is not a Practice Account for purposes of this Agreement.  Practice hereby agrees and acknowledges that Manager will manage the working capital of the Practice, and may sweep working capital of the Practice into Manager Accounts.  Notwithstanding the foregoing, or any other provision of this Agreement, Practice and Manager agree that no interest shall be payable from Manager to Practice on such funds.

3.13           Educational and Other Patient Outreach Activities.  Practice and its employees shall maintain their respective licenses and certifications and shall participate in such continuing medical education, patient education activities and patient satisfaction surveys as are determined by Practice, in consultation with Manager, to be appropriate, Practice will monitor the participation of its Physicians and Physician Extenders in patient education and patient satisfaction surveys and will provide periodic reports on such activities to Manager.

3.14           Licensing and Accreditation; Compliance With Laws.  Practice shall maintain such licenses and accreditations, and shall cause its Physicians and Physician Extenders to maintain such licenses and accreditations, as are necessary for the provision of medical services by Practice in compliance with all Laws, applicable Payor requirements and compliance plans of Manager that may be applicable to Practice and shall obtain and maintain such additional licenses and accreditations as Practice determines is advisable.  Practice shall conduct its Practice in compliance with all applicable Laws.

3.15           Medical Records; Confidentiality.  Practice shall ensure that its Physicians and Physician Extenders shall document all treatment and services provided to patients in a thorough and legible manner which adequately reflects the procedures performed, the quality of care given, the instructions given to the patient, and any other information reasonably requested by Manager for billing or other purposes, as requested by any Payor or as required by applicable Law.  Practice shall ensure that its Physicians, Physician Extenders, and any other employees are trained in the requirements of Law relating to the confidentiality of medical records and shall maintain the confidentiality of such medical records in accordance with applicable Law.  All medical records shall belong to Practice.

3.16           Professional Liability Insurance.  If at any time so-called "claims made" professional liability insurance coverage is in effect for Practice's Physicians and Physician Extenders, then and in that event, Practice will require its employees to agree to purchase and comply with a policy of "tail" coverage for any Physician or Physician Extender who ceases for any reason to be covered by Practice's or separate professional liability insurance.  Practice shall require all independent contractors to procure and maintain professional liability insurance in amounts and from carriers as are determined to be reasonably necessary for the proper and efficient operation of the Practice.

3.17           Health Care Compliance.  Practice represents and warrants that, as of the Effective Date, it presently is participating in or otherwise is authorized to receive reimbursement from, and it agrees that it will continue during the term of this Agreement to participate in or be otherwise authorized to receive reimbursement from, the Medicare and Medicaid Programs.  All necessary certifications and contracts required for participation in such programs are and will continue in full force and effect, and, as of the Effective Date, such certifications and contracts have not been amended or otherwise modified, rescinded, revoked or assigned, and no condition exists or to the knowledge of Practice no event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such right to participate in and receive reimbursement from the Medicare and Medicaid Programs.

3.18           Marketing and Public Relations Services.  In accordance with the Practice Budgets, Practice shall be responsible, with the assistance, advice, and consent of Manager, for providing all marketing and public relations services in accordance with the standards of medical ethics of the American Medical Association and any state or local medical society or association with which any Physician is a member and all applicable Laws.

3.19           Payor Contracts.  Practice, with the assistance, advice, and consent of Manager, shall review, evaluate, and negotiate and approve or reject all Payor Contracts (including all fee schedules) and all other contracts or agreements regarding the provision of medical services by Practice in connection with the operation of the Practice.

3.20           Personal Endeavors.  Notwithstanding and in addition to the foregoing, each Physician and Physician Extender employed by or under contract to Practice shall be entitled to participate, individually and on his or her own time, in seminars, institutes and meetings, to write and publish medical or non-medical works, and to act as an expert witness (such outside endeavors being referred to as "Personal Endeavors"), and any income generated by the applicable Physician, or Physician Extender from his or her Personal Endeavors shall be deemed to be personal income and not a receipt of Practice that would be subject to the terms of this Agreement; provided, however, that: (a) the applicable Physician or Physician Extender shall agree, when reasonably appropriate, to identify his or her affiliation with and to market Practice to participants in or customers of such Personal Endeavors, (b) the applicable Physician or Physician Extender shall be and remain personally responsible for all costs and expenses incurred in connection with such Personal Endeavors, and (c) the time required to participate in such Personal Endeavors shall not adversely affect the ability of the applicable Physician or Physician Extender to perform the duties required of him or her as an employee or contractor of Practice.

4.           PROVISION OF FACILITIES AND SERVICES BY MANAGER.

4.1           Practice Locations.  Manager shall maintain present leases and negotiate leases or purchase contracts on behalf of Practice for such Practice Locations as may be determined by Manager, in consultation with Practice, to be necessary or appropriate for the conduct of the Practice.  Manager shall be responsible for ensuring the upkeep of each Practice Location, including obtaining and paying for necessary utility, janitorial and appropriate general and biohazardous waste disposal services for each Practice Location.  Practice shall have the right to consent (which consent shall not be unreasonably withheld or delayed) to actions by Manager related to activities undertaken by Manager pursuant to this Section 4.1.

4.2           Practice Assets.  Manager will provide Practice with the use of such Practice Assets as are determined by Manager from time to time to be necessary for the operation of each Practice Location.  Manager shall maintain or cause to be maintained all equipment in good condition and repair, reasonable wear and tear accepted, and shall refurbish or replace the same as it becomes worn out or obsolete in a manner consistent with policies on medical technology and the annual Practice Budgets.  All Practice Assets shall be owned or leased by Manager, and Practice shall have no title in the Practice Assets furnished by Manager.

4.3           Practice Supplies.  Manager will provide all Practice Supplies that it determines are appropriate for the operation of the Practice.

4.4           Management, Administrative, and Operational Services.  Manager and Practice acknowledge that the purpose and intent of this Agreement is to relieve Practice and its Physicians and Physician Extenders to the maximum extent possible under applicable Law, of the administrative, accounting, personnel, and other business aspects of the Practice, with Manager, subject to the advice of Practice's Board of Directors, assuming responsibility and being given all necessary authority to perform these functions, including, without limitation, the authority to incur obligations in the name of Practice (such obligations to be paid by Practice as Practice Expenses) in accordance with the policies and procedures adopted by Manager, and within the applicable annual Practice Budgets.  Practice appoints Manager for the term of this Agreement to be its true and lawful attorney-in-fact to incur such expenses in the name and on behalf of Practice.  Without limiting the generality of the foregoing, Manager covenants to perform the following during the term of this Agreement:

(a)           Manager shall furnish the full-time and part-time services of personnel who will be responsible for the overall administration by Manager of the business aspects of the Practice.  All personnel furnished by Manager shall be either employees or independent contractors of Manager as determined by Manager to be appropriate.  Manager shall make all hiring, supervision, evaluation, suspension and termination decisions, establish and pay all wages, salaries and compensation, determine staffing levels, individual work weeks, personnel policies and employee benefit programs for all of Manager's personnel providing services at the Practice Locations and at any administrative office maintained by Manager, as determined by Manager to be competitive with comparable medical practices; provided, however, that Practice shall have the right to consent (which consent shall not unreasonably be withheld) to actions by Manager with respect only to the employment, termination, or transfer of R.N.s., L.P.N.s, nurses' aides, and laboratory personnel assigned to one or more Practice Locations.  Notwithstanding the foregoing, the provision of such employees shall not result in the assumption by Manager of any responsibility for, and Practice shall retain the right and obligation to, direct and supervise the delivery of health care services by personnel furnished by Manager at each Practice Location, and Practice shall be entitled to cause Manager to reassign (or, in Manager's discretion, terminate the employment of) any employee or independent contractor furnished by Manager who is directly or indirectly involved in the delivery of health care services to patients, if Practice reasonably objects to the quality of care rendered and service and performance issues relating to such Person and such objections are appropriately documented.

(b)           Manager shall perform all bookkeeping and accounting services required for the operation of the Practice, including the maintenance, custody and supervision of the business records, ledgers and reports; the establishment, administration and implementation of accounting procedures, controls and systems; the preparation of financial and management reports; implementation and management of computer-based management information systems; and implementation and management of medical staff patient records retrieval and confidentiality systems.  The originals of the business records, ledgers and reports shall be accessible at the primary business office of Manager during normal business hours upon reasonable notice from Practice.

(c)           Manager shall prepare annual Practice Budgets, which shall reflect projected operations for the annual period covered by the applicable budget and amounts, if any, allocated for capital purchases, improvements, expansion and any new leasing arrangements, and the interest costs associated therewith.  The annual Practice Budgets shall be prepared not later than thirty (30) days prior to fiscal year to which such Practice Budgets relate.  Notwithstanding the foregoing, if, as a result of projected revenues not being collected, operating expenses being higher than projected, the costs of capital exceeding projections, or a combination of these occurring, or for other reasons beyond the control of Manager, Manager reasonably determines that a Practice Budget must be adjusted during the year covered by the applicable Practice Budget, then and in that event, Manager shall notify Practice, and Manager shall decide what adjustments should be made to the applicable Practice Budget throughout the year to ensure that the Practice is in a position to meet the parties' financial expectations.  Manager shall seek the advice of Practice when preparing the annual Practice Budgets and when making such adjustments.

(d)           Manager shall prepare and furnish to Practice annual financial statements for the operation of the Practice and, in its sole discretion, may cause the financial statements to be audited by a certified public account selected by Manager.  In the event Manager decides that the financial statements should be audited, Practice shall cooperate fully in such audit and shall bear one-half of the audit expense.  Additionally, Manager shall prepare monthly unaudited financial statements containing a balance sheet and statements of income from Practice's operations and such other financial reports, which shall be delivered to Practice within thirty (30) days after the close of each calendar month.  All such statements shall be prepared on an accrual basis of accounting in accordance with GAAP, with such exceptions thereto as are determined by Manager to be advisable.  Manager shall prepare and deliver any additional financial and management reports and information that either Manager deems appropriate or Practice reasonably requests, to assist Practice in evaluating its productivity and services.  The tax returns for Practice for the applicable period(s) shall be prepared by Manager.

4.5           Revenue Cycle Management; Payment of Expenses; Management Fee.  Manager shall provide or arrange for the provision of such revenue cycle management services as are determined by Manager to be reasonably necessary to attempt to collect in a timely manner all charges resulting from Practice's provision of services, devices and supplies to patients in connection with the operation of the Practice, including charges from the practice of medicine.  All Gross Revenues collected shall be deposited in a Practice Account.  In order to facilitate the payment of fees and expenses hereunder, Practice shall direct the applicable bank, through written authorization, to transfer on a daily basis all money deposited into the Practice Account to a Manager Account, which funds shall be deemed to be transferred from Practice to Manager in order to fulfill Manager's obligations under this Agreement.  From the Gross Revenues collected and transferred from the Practice Account to the Manager Account, Manager shall cause to be made all appropriate refunds to patients and Payors and other such adjustments.  From the remaining Net Collections, Manager shall cause to be paid all Practice Expenses and all expenses of the Practice that do not constitute Practice Expenses (which shall be the responsibility of Manager to pay).  If, after payment of the Practice Expenses and all of Manager's expenses, a balance of Net Collections remains, then and in that event, Manager shall retain such balance as its management fee for the management assistance and services provided by Manager under this Agreement; provided, however, that the parties agree that the management fee shall not be less than $150,000 each month; and provided further, the parties agree that the management fee shall not exceed the fair market value of such services, and any amount received by Manager in excess of such fair market value shall be held by Manager for the benefit of Practice.  Practice and Manager agree that fair market value of the services provided by Manager hereunder will change from time to time based on current comparable management fees.  PROVIDED, HOWEVER, that during the first four full months of the term of this Agreement, Manager shall be entitled to retain from the Net Collections each month such amounts necessary to reimburse itself for its actual out of pocket expenses reasonably incurred in the initial set-up and organization of Practice.  Practice acknowledges that these expenses incurred by Manager are expenses that Practice would otherwise have incurred and Practice has informed Manager that Practice has other funds available for the payment of Practice expenses during such start-up period.

4.6           Litigation Management.  Manager will manage and direct the defense of all claims, actions, proceedings or investigations against Practice, its Physicians and Physician Extenders, or any of its officers or directors in their capacity as such; provided that such services will only be available with respect to claims arising from actions taken or inaction occurring on or after the Effective Date.  Manager also will manage and direct the initiation and prosecution of all such claims, actions, proceedings or investigations brought by Practice against any Person other than Manager.  Notwithstanding the foregoing, Manager's responsibilities in this regard shall be limited such that all material decisions regarding any claims, actions, proceedings or investigations, and the hiring and retention of counsel to handle same, shall be made in conjunction with, or pursuant to policies established in conjunction with, Practice.

4.7           Compliance Management.  Manager will use its best efforts to comply with all Laws applicable to the performance by Manager of its duties under this Agreement and will use its best efforts to advise Practice of any actions required by Practice for compliance with all Laws applicable to the conduct of the Practice.  Manager shall adopt its own compliance plan and shall advise and assist Practice in the development and implementation of a compliance plan for Practice.

4.8           Capital Expenditures.  In consultation with Practice, Manager shall provide reasonable capital expenditures to establish new Practice Locations and to purchase new Practice Assets, and Manager shall provide the additional management and administrative personnel necessary to effectuate such practice expansion.  All such capital expenditures shall be made in accordance with the annual Practice Budgets prepared by Manager.  Practice shall advise Manager with respect to Capital Expenditures of a material nature or with respect to the establishment of a new Practice Location.  Notwithstanding the foregoing, Manager shall not perform any function or have any obligation to perform any services which would constitute the provision of a "designated health service" as defined in applicable Law.

4.9           Insurance.  Manager shall procure and maintain comprehensive general liability insurance, fidelity bond and property insurance covering its personnel, each Practice Location, and all Practice Assets, such coverages to be in amounts and with carriers determined appropriate by Manager.  Manager may procure and maintain any insurance required by this Agreement through any program of self-insurance that complies with normal business practices or through an Affiliate acting in the capacity as agent or insurance company, including off-shore captive insurance companies.

4.10           Professional Liability Insurance.  Upon the advice and consultation of Practice and in accordance with the Practice Budgets, Manager shall procure and maintain a policy or policies of comprehensive professional liability insurance, naming Manager as an additional insured (as long as coverage for additional insureds can be obtained on reasonable terms, as determined in consultation with Practice), insuring Practice and all Persons providing professional services at the Practice Locations and at any hospitals in an amount and with such coverages as are determined appropriate by Manager in consultation with Practice.  Manager may have Practice self-insure for a portion of the professional liability insurance if such self-insurance is reasonable under the circumstances.

4.11           Purchase of Practice.  At any time during the term of this Agreement, Manager may purchase the Practice.  At Manager's option, such purchase may be of substantially all of the assets of Practice or of a majority or more of the issued and outstanding ownership interests of Practice.  The purchase price shall be determined by Professional Business Brokers, a professional appraisal company.

5.           CERTAIN ADDITIONAL COVENANTS OF THE PARTIES.

5.1           Events Excusing Performance.  Each of the parties agrees that the other party shall not be liable to it for failure to perform any of the obligations required in this Agreement in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which such Person has no control, for so long as such events continue and for a reasonable period of time thereafter.

5.2           Restricted Activities.  In recognition that Manager shall be the sole provider of management services described in this Agreement to Practice, it is agreed that, during the term of this Agreement, neither Practice nor any of its Affiliates will (a) provide professional medical services otherwise than in connection with the Practice in accordance with this Agreement; (b) develop, acquire or hold any ownership interest in any entity which operates a physician practice management business similar to that conducted by Manager; or (c) without first obtaining the written consent of Manager, expand the Practice outside of the Practice Location(s) in operation on the Effective Date or any additional Practice Location that is added during the term of this Agreement.  Notwithstanding the foregoing, neither Practice nor any of its Affiliates shall be prohibited from investing or trading in stocks, bonds, commodities or other securities or forms of investments, including securities of any entity which operates a physician practice management business similar to that conducted by Manager; provided, however, that the level of such investment is not such that it causes the entity in which the investment is held to be deemed to be an Affiliate of Practice or any of its Affiliates, or causes Practice or any of its Affiliates to be deemed to be an Affiliate of the entity in which the investment is held.

5.3           Manager's Provision of Other Services.  In the event that Manager desires to enter into a management service agreement substantially similar to this Agreement with another practice that is located within Brevard County, Florida, then and in that event, Practice shall have the option, exercisable within thirty (30) days after written notice of the opportunity is given to Practice, to request whether the other practice be managed separately by Manager or be merged with and into Practice.  Decisions regarding entering into a management service agreement with another practice that is located outside of Brevard County, Florida, shall be made by Manager, without any option to Practice as in the preceding sentence.

5.4           Changes in Practice.  During the term of this Agreement, Practice agrees that it will not, without the prior written consent of Manager: (a) merge, consolidate or acquire all or any substantial portion of the assets or capital stock of any Person; (b) sell, lease, transfer, or otherwise dispose of any of its assets, other than assets sold in the ordinary course of its business; or (c) dissolve.

5.5           Manager's Participation as an Observer on the Practice Board.  Practice agrees to allow Manager to have an observer on the Board of Directors of Practice; provided, however, that such appointed observer must be approved by Practice, which approval will not be unreasonably withheld or delayed, and the observer will be responsible for his or her expenses in attending Practice Board of Directors meetings.  Manager acknowledges and agrees that its observer at all times will maintain his or her fiduciary responsibilities to Practice, and Manager, upon request by Practice, will instruct its observer to recuse himself or herself from any Practice Board of Directors meeting at which this Agreement is being discussed.

6.           INTELLECTUAL PROPERTY AND RECORDS.

6.1           Know-How.  Practice acknowledges that Manager possesses significant proprietary and confidential know-how, technology and business information, including but not limited to, utilization protocols, practice guidelines, electronic health records, and proprietary management software and data, which Manager has developed and will continue to develop on its own, in its relationships with vendors, practitioner groups, integrated delivery systems, and other providers.  Practice and Manager acknowledge that one of their mutual objectives is the development of utilization protocols, practice guidelines, other know-how and intellectual property to be used in connection with Manager's operations or which Manager intends to use or license in its relationship with third parties, including other medical groups, integrated delivery systems, and other providers.  Manager shall license and provide access to the existing know-how to Practice pursuant to this Agreement.

6.2           Ownership of Records and Systems.

(a)           All business records, information, software, and systems of Manager relating to the provision of its services under this Agreement shall remain the property of Manager and may be removed by Manager from supporting Practice upon any termination of this Agreement; provided, however, that Practice shall be entitled, upon reasonable written request, to access such records and make copies and extracts thereof (including receiving electronic copies thereof) to the extent necessary to prosecute or defend against any tax or other liabilities imposed on Practice by any governmental authority or other party or to continue its business operations after termination of this Agreement.

(b)           All medical records and records relating to the corporate structure and relationships of Practice, as well as all information of the Practice that was provided to Manager in connection with it assuming responsibility for the management of the Practice shall remain the property of Practice and may be removed by Practice upon any termination of this Agreement; provided, however, that Manager shall be entitled, upon reasonable written request, to access such records and make copies and extracts thereof to the extent necessary to prosecute or defend against any tax or other liabilities imposed on Manager by any governmental authority or other party.

6.3           Maintenance of Records.  Unless otherwise provided in this Agreement, the parties shall safeguard all records maintained pursuant to this Agreement in a manner determined by Manager to be appropriate or as otherwise specified by applicable Law.  Prior to destruction of any such records, each party shall give the other party notice of such intended destruction and, if the other party so elects and applicable Law so permits, the party intending destruction shall deliver such records to the other party in lieu of destroying them.  In connection with the foregoing, and in addition thereto, the parties agree, to the extent necessary to permit receipt of reimbursement for services by Practice, to make available to the Secretary of the United States Department of Health and Human Services, the Comptroller General, or their authorized representatives, any books, documents and records in their possession relating to the nature and extent of the costs of services hereunder for a period of four (4) years after the provision of such services.  Each party further agrees that, if it contracts with any third party to provide services that are valued in excess of $10,000, it shall require such contract party to comply with the requirements of the previous sentence.  Nothing in this Section 6.3 constitutes the waiver of any attorney-client privilege, and neither party shall be required hereunder to give the other party documents if, as a result, an existing attorney-client privilege would be waived, unless required to do so by a court of competent jurisdiction.

6.4           Patient Records.  All patient records shall remain the property of Practice, provided that Manager shall have the right to analyze and obtain information from such records, subject to all provisions of applicable Law.  Upon termination of this Agreement, Practice shall retain such records, but Manager shall continue to be entitled to retain any information it has acquired from such records; provided, however, that Manager shall take all action reasonably necessary to ensure the confidentiality of the patient records in accordance with applicable Law and shall indemnify Practice and any of its Physicians (who are deemed hereby to be third party beneficiaries only for this purpose) for breach of any applicable confidentiality requirements.

7.           RELATIONSHIP OF THE PARTIES.

7.1           Independent Relationship.  Practice and its Physicians and Physician Extenders on the one hand, and Manager on the other hand, intend to act and perform as independent contractors, and the provisions of this Agreement are not intended to create a partnership, joint venture, agency or employment relationship between them.  Notwithstanding the authority granted to Manager herein, Practice and Manager agree that Practice and its Physicians shall retain all authority to direct the medical, professional and ethical aspects of Practice's and the Physicians' medical practice.  Each party shall be solely responsible for and shall comply with all applicable Laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment-related matters applicable to that party, it being understood that Manager shall provide service to Practice to assist Practice in satisfying its obligations described above, but such services shall not impose upon Manager any liability that is retained by Practice hereunder.

7.2           Patient Referrals. The parties agree that no part of this Agreement shall be construed to induce or encourage the referral of patients or the purchase of health care services or supplies.  The parties acknowledge that there is no requirement under this Agreement or any other agreement among Practice and Manager that either party refer any patients to any health care provider or purchase any health care goods or services from any source.  No payment made under this Agreement shall be in return for such referral or purchase.

8.           TERM AND TERMINATION.

8.1           Term of Agreement.  This Agreement shall be effective on the Effective Date, and shall expire on December 31, 2015, unless earlier terminated pursuant to the terms hereof.

8.2           Extended Term.  Unless earlier terminated as provided for in this Agreement, the term of this Agreement shall be extended automatically for additional terms of five (5) years, unless either party delivers to the other party written notice of such party's intention not to extend the term of this Agreement not less than one (1) year prior to the expiration of any term.

8.3           Termination for Cause.  Upon the occurrence of an "Event of Default," the party not in default may terminate this Agreement as follows:

(a)           If either party fails to perform in any material respect any material obligation required of it hereunder, and such default continues for ninety (90) days after the giving of written notice by the non-defaulting party, specifying the nature and extent of such default; provided, however, that if such default is not cured within ninety (90) days, but is capable of being cured within a reasonable period of time in excess of ninety (90) days, then a default shall not occur if the defaulting party commences the cure of such default within the first ninety (90) day period and thereafter diligently and in good faith continues to cure such default until completion.

(b)           If either party: (i) applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy or consents to an involuntary petition, makes a general assignment for the benefit of its creditors, files a petition or answer seeking reorganization or arrangement with its creditors, or admits in writing its inability to pay its debts when due; or (ii) suffers an order, judgment or decree to be entered by any court of competent jurisdiction, adjudicating such party bankruptcy or approving a petition seeking its reorganization or the appointment of a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for ninety (90) days after its entry, then the other party shall be entitled to terminate this Agreement by delivering written notice of termination to such party.

(c)           In the event that either party shall violate an applicable Law resulting in a direct, continuing material adverse effect on the operations, earnings and cash flow of the other party, then the non-violating party may terminate this Agreement by delivering written notice of termination to the party in violation.

8.4           Effect of Termination

.  In the event that this Agreement is terminated by either party pursuant to Section 8.2 or Section 8.3 ("Triggering Event"), then upon such termination (the "Termination Date"), Practice shall be deemed to make an offer to purchase the Practice Assets (except cash and inter-company accounts between Manager and Affiliates), and assume the liabilities of the Manager related to the Practice Assets that have been incurred specifically in connection with the acquisition or maintenance of the Practice Assets, and Manager shall be deemed to have accepted such offer, such that Practice shall be obligated to purchase the Practice Assets, and Manager shall be obligated to sell the Practice Assets, all in accordance with the following terms:

(a)           The consideration payable in exchange for the Practice Assets shall be their "fair market value" as of the end of the calendar month ending prior to the month in which the Triggering Event occurs (the "Applicable Date").  For these purposes, "fair market value" will be determined, taking into account the going concern value of Manager related to its management of the Practice, including the Practice Assets as defined above and the Management Fee payable thereunder through the remainder of the current term, by a valuation firm experienced in valuing medical practices and mutually agreed upon by the parties.  If the parties cannot agree on such a valuation firm within thirty (30) days after the Application Date, a panel of three persons will select the valuation firm.  Practice and the Manager shall each select one representative to the panel and the two representatives shall select a third representative, and the three representatives will select the valuation firm.  The valuation firm will communicate its "fair market value" determination in writing to Manager and Practice within sixty (60) days after the Applicable Date.

(b)           The closing of the transaction (the "Closing") will occur within one hundred eighty (180) days after the Termination Date.  Practice shall pay Manager cash at Closing.  The parties will cooperate in good faith and shall select a transition team (composed of one or more persons selected by each party) who will meet together as appropriate to ensure a smooth transition of the administration of the Practice from Manager to Practice, including, without limitation, removal of Manager and from all Practice Accounts and adding individuals as signatories thereon as specified by Practice.  Manager agrees to continue to provide management services to Practice at Manager's then market rates for a period of time not more than 90 days after the Termination Date (or such shorter period requested by Practice).

(c)           In addition to the management services to be provided by Manager described in the last sentence of Section 8.4(b), the parties agree that Manager shall continue to bill and collect all accounts of the Practice relating to the medical health care services performed on or before the Termination Date and not previously billed and collected (the "Post Termination Accounts").  For the services performed under this Section 8.4(c), Practice shall pay to the Manager a mutually agreed upon fee  for such services.  The amount due under this Section 8.4(c) shall be paid by Practice no later than thirty (30) days after receiving an invoice from Manager.

(d)           The provisions of this Agreement which, by their terms, are intended to survive the Termination Date shall continue in accordance with their terms.

(e)           During the term hereof and thereafter until the second anniversary date of the Termination Date, Practice hereby covenants and agrees that it will not, without the advance written consent of Manager, directly or indirectly, induce or attempt to induce any employee of Manager to terminate employment with Manager; nor will Practice hire or participate in the hiring or interviewing of any employee of Manager; nor will Practice provide names or other information about any employee of Manager for the purpose of assisting others to hire such employees.  For purposes of this Section 8.4, an employee of Manager means any person who is a current employee of Manager or was employed by Manager on the effective date of the termination of the Agreement.

8.5           Survival of Provisions Upon Termination.  Notwithstanding any other provisions of this Agreement, following the termination of this Agreement, (a) this Agreement shall remain in full force and effect with respect to events, actions, omissions or occurrences which occurred prior to the termination of this Agreement, and (b) the parties shall cooperate with each other to assure that the delivery of health care services is continued to Practice's patients.  The provisions of this Section 8.5 also shall survive any such termination and shall not expire.

8.6           Change of Law.  If after the Effective Date, any new Law becomes effective or any binding interpretation of a Law by any federal or state governmental authority is rendered which makes illegal the structure of the relationship between Practice and Manager as set forth in this Agreement, and such illegality is solely the result of the structure of the relationship between the parties set forth in this Agreement, then and in that event, either party shall have the right to require that the other party renegotiate the terms of this Agreement and each party agrees to use its respective best efforts to promptly negotiate a new agreement or an amendment to this Agreement in good faith.  To the maximum extent possible, any such new agreement or amendment shall preserve the underlying economic and financial arrangements between Practice and Manager.  If the parties fail to reach an agreement satisfactory to both parties within one hundred eighty (180) days after the receipt of the request for negotiation, then either party shall have the right to terminate this Agreement.

9.           ENFORCEMENT RIGHTS.  Practice acknowledges that both Practice and Manager will be directly or indirectly affected by the enforcement of Practice's rights against third parties, and that Manager may need from time to time to take legal action against third parties to enforce the rights of Practice.  Therefore, Practice hereby appoints Manager its true and lawful attorney-in-fact to enforce any and all rights of Practice, other than any rights that Practice may have against Manager, to the extent not contrary to applicable Law, provided that such enforcement actions by Manager shall be subject to the review and direction of Practice.

10.           NO INCONSISTENT ACTION.  The parties hereby covenant and warrant to each other that they have not executed any prior agreements or agreed to perform any acts or executed or agreed to execute any other instrument which might prevent or impair the party from exercising the rights granted, or performing the obligations required, under this Agreement.

11.           GENERAL.

11.1           Entire Agreement and Modification.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by both parties.

11.2           Assignment by Manager.  This Agreement may be assigned by Manager.

11.3           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the successors, permissible assigns, heirs, representatives, and beneficiaries of the parties hereto.

11.4           Further Assurances.  On and after the Effective Date, each party hereto will cooperate in good faith with the other party hereto and will take all appropriate action and will execute and deliver any and all further agreements, documents or instruments of any kind which may be reasonably necessary or advisable to carry out any and all of the transactions contemplated hereunder.

11.5           Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given: (a) when received (or upon refusal of receipt) if given in person with receipt, (b) when received (or upon refusal of receipt) if given by U.S. Mail, certified or registered, return receipt requested, postage pre-paid, or (c) on the date of acknowledgment of receipt if sent by telex, facsimile, electronic mail, or other wire transmission or by overnight courier.  Any such notice shall be addressed to the parties as follows:

If to Practice:	709 South Harbor City Boulevard, Suite 100
Melbourne Florida 32901

If to Manager:	709 South Harbor City Boulevard, Suite 250
Melbourne Florida 32901

11.6           Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.

11.7           Survival.  Termination of this Agreement shall not terminate any continuing obligation(s) of the parties under this Agreement, and the parties hereby agree that such obligation(s) shall survive termination, unless the context of the obligation requires otherwise.

11.8           Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, then that provision shall be reformed to the maximum extent permitted to preserve the parties' original intent as agreed by the parties, failing which, such provision shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect.  Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstance, or of rendering invalid any other provisions of this Agreement to the extent that such other provisions are not themselves actually in conflict with any applicable Law.

11.9           Name or Ownership Change.  This Agreement shall continue in full force and effect in the event of a change in the name or ownership of Manager or Practice.

11.10           Confidentiality.  The parties acknowledge and agree that this Agreement and each of its provisions are and shall be treated strictly confidential.  During the term of this Agreement and thereafter, neither party shall (and Practice shall cause the Physicians not to) disclose any terms or information pertaining to any provision of this Agreement to any person or entity without the prior written consent of the other party, with the exception of the parties' tax, legal or accounting advisors, or as otherwise required by Law.

11.11           Binding on Physicians.  Practice agrees to use its best efforts to cause each of its employed or independent contractor Physicians to agree to be bound individually by the terms of this Agreement which are applicable to such Physicians.

11.12           Construction.  The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.13           Remedies Cumulative.  No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

11.14           Governing Law.  This Agreement shall be construed, interpreted and applied in accordance with the Laws of the State of Florida applicable to contracts entered into and wholly to be performed in Florida by Florida residents.

11.15           Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be an original.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message (any such delivery, an "Electronic Delivery"), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other parties.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

11.16           Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles and Sections mean the Articles and Sections of this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

11.17           Compliance.  The parties enter into this Agreement with the intent of conducting their relationship in full compliance with applicable state, local, and federal law, including without limitation federal and state self-referral and anti-fraud and abuse laws, now or hereafter in existence.  Notwithstanding any unanticipated effect of any of the provisions herein, neither party will intentionally conduct itself under the terms of this Agreement in a manner to constitute a violation of fraud and abuse of patient referral laws.  In the event there shall be changes in the Medicare or Medicaid laws, other federal or state laws, determinations, or interpretations under case law or applicable and valid rules or regulations of governmental authority, which materially adversely affect either or both Parties, or the terms of this Agreement, the parties shall immediately enter into good faith negotiations regarding the provisions of this Agreement with the intent of modifying this Agreement and the related business transactions to comply with applicable law and which approximate as close as possible the intended relationship of the parties prior to the change in the law.

11.18           Dispute Resolution; Attorneys' Fees.  In the event of a dispute concerning the terms or conditions of this Agreement that cannot be resolved informally, either party may require that the parties shall first submit the matter to mediation, pursuant to the mediation procedures of a mediation agency selected by the parties.  This mediation shall consist of two mediation sessions of at least two hours each, or until the mediator declares that the parties have reached an impasse, whichever occurs sooner.  The parties shall be required to exercise their right to mediation prior to proceeding with litigation.  In the event that suit or other action is brought to enforce the provisions of this Agreement after mediation has concluded without a resolution, the prevailing party shall be entitled to recover from any non-prevailing party all costs and reasonable attorneys' fees, including attorneys' fees upon appeal incurred in connection therewith.  For this purpose, the term "prevailing party" shall mean the party whose position is substantially sustained in the settlement or in the final judgment rendered in any litigation.

11.19           NO JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

MANAGER:

FCID MEDICAL, INC.

By:	/s/ Christian Romandetti
Christian Romandetti, President

PRACTICE:

FIRST CHOICE MEDICAL GROUP OF BREVARD, LLC

By:	/s/ Anthony Lombardo, M.D.
Anthony Lombardo, M.D.,
Sole Member and Manager